UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2009

Norcraft Holdings, L.P.

Norcraft Companies, L.P.

(Exact name of registrants as specified in their charters)

Delaware	333-119696	75-3132727
Delaware	333-114924	36-4231718
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3020 Denmark Avenue, Suite 100

Eagan, MN 55121

(Address of Principal Executive Offices, Zip Code)

Registrants’ telephone number, including area code (800) 297-0661

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 17, 2009, Norcraft Holdings, L.P. (“Holdings”) issued a press release announcing that it has commenced a cash tender offer for up to $35,000,000 of aggregate principal amount of its and Norcraft Capital Corp.’s outstanding 9.75% Senior Discount Notes due 2012 (the “Notes”). Concurrently with the tender offer, Holdings is also soliciting consents from holders of Notes to certain proposed amendments to the indenture governing the Notes. The proposed amendments to the indenture would provide that (A) Norcraft Intermediate Holdings, L.P. (“Intermediate Holdco”), Norcraft Companies, L.P. (“Opco”) or any restricted subsidiary of Opco can incur indebtedness (which may be secured) in excess of the amount otherwise permitted by the Indenture provided the proceeds of such debt are distributed to the Company and immediately deposited into an escrow account and shall be released from escrow solely to redeem, repurchase, acquire, defease or discharge Notes within 90 days of the incurrence of such indebtedness, (B) the Company can incur indebtedness (which may be secured) in excess of the amount otherwise permitted by the Indenture provided the proceeds of such indebtedness shall be immediately deposited into an escrow account and shall be released from escrow solely to redeem, repurchase, acquire, defease or discharge Notes within 90 days of the incurrence of such indebtedness and that, in either case, such indebtedness may be refinanced with debt that constitutes “Refinancing Indebtedness” (as defined in the Indenture) and (C) that “Consolidated Interest Expense” (as defined in the Indenture) related to any indebtedness incurred in reliance upon the above provision shall be disregarded for purposes of determining whether any indebtedness may be incurred in reliance upon the “Coverage Ratio Exception” (as defined in the Indenture) concurrently with incurring such indebtedness in reliance upon the above provision. No consent payment will be made in respect of Consents delivered after 5:00 p.m., New York City time, on November 23, 2009, unless extended or earlier terminated (the “Consent Expiration Time”). The press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference in this Item 8.01 of this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated November 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2009

By:	/S/ LEIGH GINTER
Leigh Ginter
Chief Financial Officer